Exhibit 99.2

DISCLOSURES REGARDING THE DUN & BRADSTREET CORPORATION

Non-GAAP financial measures

In addition to the financial information presented in this offering memorandum prepared in accordance with GAAP, this offering memorandum contains “non-GAAP financial measures,” that is, financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with GAAP. EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA less Capex and Other Intangibles, Free Cash Flow Conversion Rate and Pro Forma Adjusted EBITDA, as presented in this offering memorandum, are supplemental measures of performance that are not required by or presented in accordance with GAAP. We define EBITDA as net income, plus net interest expense, income taxes and depreciation and amortization. We define Adjusted EBITDA and Pro Forma Adjusted EBITDA as EBITDA as further adjusted to eliminate the impact of certain items that we do not consider indicative of our core operations. See “Summary—Summary Historical and Pro Forma Combined Financial Information.” We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue. We define Adjusted EBITDA less Capex and Other Intangibles as Adjusted EBITDA as adjusted for capital expenditures and additions to computer software and other intangibles. We define Free Cash Flow Conversion Rate as Adjusted EBITDA less Capex and Other Intangibles divided by Adjusted EBITDA. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating these non-GAAP financial measures, you should be aware in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We present these non-GAAP measures because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. These measures are not measurements of financial performance under GAAP and have limitations as analytical tools, and may not be comparable to other similarly titled measures of other companies. Some of these limitations are:

•                  such measures do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•                  such measures do not reflect changes in, or cash requirements for, our working capital needs;

•                  such measures do not reflect the significant interest expense, or the cash requirements necessary to service interest payments, on our debts;

•                  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these measures do not reflect any cash requirements for such replacements;

•                  non-cash compensation is and will remain a key element of our overall long-term incentive compensation package, although we exclude it as an expense when evaluating our ongoing operating performance for a particular period;

•                  such measures do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and

•                  other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures.

Pro Forma Adjusted EBITDA is further adjusted to reflect certain cost savings anticipated to be achieved following the completion of the Merger. We present these adjustments as they are permitted as adjustments to “EBITDA” under the indentures that will govern the notes, and to enable investors to understand the covenants that will apply to us, and not as a projection of future results. We will be required to make significant cash expenditures to achieve such cost savings, and these cash costs are not reflected in Pro Forma Adjusted EBITDA. In addition, we will not fully realize such cost savings within 12 months of the completion of the Merger, and may not do so at all. Accordingly, you should not view our presentation of this adjustment as a projection that we will achieve these cost savings. Our ability to realize these anticipated savings is subject to significant uncertainties and you should not place undue reliance on the adjustments in evaluating our anticipated results. See “Risk Factors—Risk related to the Transactions—We may not realize any or all of our estimated cost savings, which would have a negative effect on our results of operations.”

Because of these limitations, these non-GAAP measures should not be considered in isolation or as substitutes for net earnings, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with GAAP, and should be considered together with our GAAP financial measures and the reconciliations to the corresponding GAAP financial measures set forth in this offering memorandum. For a reconciliation of these non-GAAP financial measures to the closest comparable GAAP financial measures, see “Summary—Summary Historical and Pro Forma Combined Financial Information.”

Special note regarding forward-looking statements

This offering memorandum includes forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. For this purpose, any statements contained in this offering memorandum regarding our strategy, future operations, financial position, future revenue, projected costs, prospects, plans and objectives of management, other than statements of historical facts, are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “appears,” “intends,” “may,” “plans,” “projects,” “would,” “could,” “should,” “targets” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations expressed or implied in our forward-looking statements. There are a number of important factors that could cause actual results, levels of activity, performance or events to differ materially from those expressed or implied in the forward-looking statements we make including, but not limited to:

•                  risks and uncertainties related to the proposed Merger, including, but not limited to, the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•                  the failure of the parties to satisfy conditions to completion of the proposed Merger;

•                  failure to achieve the excepted benefits of the Merger;

•                  our ability to realize our estimated cost savings on a timely basis, or at all, and the amount of cash expenditures made in connection with such cost saving efforts;

•                  the impact of our cost saving efforts on our business and results of operations;

•                  the impact of the Merger on our relationships with employees, customers, suppliers, vendors and other business partners; and potential or actual litigation;

•                  customer demand for our products;

•                  our ability to renew large contracts and the related revenue recognition and timing thereof;

•                  the impact of macro-economic challenges on our customers and vendors;

•                  reliance on third parties to support critical components of our business model;

•                  our ability to maintain the integrity of our brand and reputation;

•                  our ability to protect our information technology infrastructure against cyber-attack and unauthorized access;

•                  the integrity and security of our global databases and data centers;

•                  future laws or regulations with respect to the collection, compilation, storage, use, cross-border transfer, publication and/or sale of information and adverse publicity or litigation concerning the commercial use of such information;

•                  risks associated with potential violations of the Foreign Corrupt Practices Act and similar laws;

•                  our ability to acquire and successfully integrate other businesses, products and technologies;

•                  adherence by third-party members of our Dun & Bradstreet Worldwide Network (an alliance of network partners covering more than 230 countries and territories), or other third parties who license and sell under the Dun & Bradstreet name, to our quality standards and to the renewal of their agreements with Dun & Bradstreet;

•                  the effects of foreign and evolving economies, exchange rate fluctuations, legislative or regulatory requirements and the implementation or modification of fees or taxes to collect, compile, store, use, transfer cross-border, publish and/or sell data; and

•                  the other factors described under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this offering memorandum.

In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur and our actual performance and results may vary from those anticipated or otherwise suggested by such statements. You are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this offering memorandum speak only as of the date of this offering memorandum or as of the date they are made, as applicable. Except as otherwise required by law, we disclaim any intent or obligation to update any “forward-looking statement” made in this offering memorandum to reflect changed assumptions or expectations, the occurrence of unanticipated events or changes to future operating results over time.

Recent Developments

Preliminary Non-GAAP Estimated Unaudited Financial Results for the Fiscal Year Ended December 31, 2018

The data presented below reflects our preliminary non-GAAP estimated unaudited financial results for the year ended December 31, 2018 based upon information available to us as of the date of this offering memorandum. This data is not a comprehensive statement of our financial results for the year ended December 31, 2018, and our actual results may differ materially from this preliminary estimated data.

The preliminary estimates for the year ended December 31, 2018 (as is the case with the financial information for the year ended December 31, 2017) have been prepared in accordance with ASC 605, as financial information prepared in accordance with GAAP is not yet available. We have not yet completed closing our accounting records for the year ended December 31, 2018, and the audit of our financial statements for such period has not been completed. During the course of our financial close, the preparation of our financial statements and related notes and the completion of the audit for the year ended December 31, 2018, additional adjustments to the preliminary estimated financial information presented below will be necessary, including to present the information in accordance with GAAP. Any such adjustments may be material. Therefore, this data represents management estimates that constitute forward-looking statements subject to risks and uncertainties. Accordingly, actual results may differ materially from these estimates and all of these preliminary estimates are subject to change. The preliminary estimates included in this offering memorandum have been prepared by, and are the responsibility of, D&B’s management. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, has not audited, reviewed, compiled or performed any procedures with respect to this preliminary financial data and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

Based upon such preliminary estimated financial results, we expect various key metrics for the year ended December 31, 2018 to be between the ranges set out in the following table, as compared to the year ended December 31, 2017.

	Preliminary Year Ended December 31, 2018 (non-GAAP)		Year Ended
(in millions)	Low	High	December 31, 2017
Revenue	$1,747	$1,747	$1,742.5
Net income attributable to D&B	276	287	140.9
Adjusted EBITDA	570	585	541.8

The following table provides a reconciliation of EBITDA and Adjusted EBITDA to net income:

	Preliminary Year Ended December 31, 2018 (non-GAAP)		Year Ended
(in millions)	Low	High	December 31, 2017
Net income attributable to D&B	$276	$287	$140.9
Interest expense, net	53	53	58.1
Income taxes	76	80	179.7
Depreciation and Amortization	89	89	79.7
EBITDA	$494	$509	$458.4
Net (income) loss attributable to non-controlling interest	6	6	4.1
Equity in net (income) loss of affiliates	(3)	(3)	(2.8)
Restructuring charges(a)	25	25	32.1
Stock-based compensation(b)	11	11	20.5
Other adjustments(c)	37	37	29.5
Adjusted EBITDA	$570	$585	$541.8

(a)                                 Represents restructuring charges incurred as a result of eliminating, consolidating, standardizing and/or automating certain business functions and primarily consists of employee severance for terminated employees.

(b)                                 Represents non-cash stock-based compensation expenses.

(c)                                  Represents acquisition/divestiture costs, other non-operating income/(expenses), loss on disposal of business, one-time third party consulting costs, costs associated with the adoption of ASC 606, and certain other adjustments.

SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL INFORMATION

The following table sets forth summary historical consolidated and unaudited pro forma combined financial information of D&B for the periods and dates indicated. The summary historical balance sheet data as of December 31, 2016 and 2017 and the consolidated statements of operations and comprehensive income and cash flow data for the years ended December 31, 2016 and 2017 have been derived from D&B’s audited consolidated financial statements included elsewhere in this offering memorandum. The summary historical balance sheet data as of September 30, 2018 and the consolidated statements of operations and comprehensive income and cash flow data for the nine months ended September 30, 2017 and September 30, 2018 have been derived from D&B’s unaudited consolidated financial statements included elsewhere in this offering memorandum. The summary historical balance sheet data as of September 30, 2017 have been derived from D&B’s unaudited consolidated financial statements not included in this offering memorandum.

The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results for those periods. Results for the nine-month period ended September 30, 2018 are not necessarily indicative of the results that may be expected for the full year.

The Company adopted ASC 606 beginning January 1, 2018 using the modified retrospective method instead of making adjustments to its comparative historical information and, as a result, periods beginning on January 1, 2018 are not comparable to prior periods. The audited consolidated financial statements and unaudited consolidated financial statements included elsewhere in this offering memorandum do not reflect the impact of the Transactions.

The summary unaudited pro forma combined balance sheet as of September 30, 2018 reflects the Transactions as if each occurred on September 30, 2018. The unaudited pro forma combined statements of operations reflect the Transactions as if each occurred on January 1, 2017. The unaudited pro forma combined statement of operations data for the twelve months ended September 30, 2018 has been derived from the unaudited pro forma combined statement of operations data for the year ended December 31, 2017 (using ASC 605), adding the unaudited pro forma combined statement of operations data for the nine months ended September 30, 2018 (using ASC 606), and subtracting the unaudited pro forma combined statement of operations data for the nine months ended September 30, 2017 (using ASC 605). See “Unaudited Pro Forma Combined Financial Information.”

The summary unaudited pro forma combined financial data for the twelve months ended September 30, 2018 have been included in this offering memorandum in order to provide investors with pro forma information for the latest practicable twelve-month period. The Merger will be accounted for using the acquisition method of accounting. The pro forma adjustments reflect adjustments required under GAAP for business combinations and other adjustments which are based upon, among other things, preliminary estimates of fair market values of assets acquired and liabilities assumed and certain assumptions that we believe are reasonable. Changes to the preliminary estimates of fair market value may have a significant impact on the pro forma amounts of total assets, total liabilities and equity, depreciation and amortization expense, interest expense and income tax expense. The actual adjustments related to the Transactions will be made as of the closing date of the Transactions and may differ from those reflected in the summary unaudited pro forma combined financial data presented below. Such differences may be material. The summary unaudited pro forma combined financial data are for informational purposes only and do not purport to represent what our results of operations or financial position actually would be if the Transactions had occurred at any date, nor do such data purport to project the results of operations for any future period or as of any future date.

The following historical consolidated and unaudited pro forma combined financial information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of

Financial Condition and Results of Operations” and our historical consolidated financial statements and the notes thereto included elsewhere in this offering memorandum, as well as the information included under the headings “The Transactions,” “Unaudited Pro Forma Combined Financial Information” and “Selected Financial Information.”

	Historical				Pro forma
	Fiscal year ended December 31,		Nine months ended September 30,		Twelve months ended September 30,
(dollars in millions)	2017	2016	2018	2017	2018
OPERATIONS
Revenue	$1,742.5	$1,703.7	$1,265.1	$1,215.5	$1,792.1
Operating income	382.9	359.2	289.1	214.0	(80.7)
Non-operating income (expense), net	(60.2)	(155.6)	(40.6)	(46.1)	(335.8)
Net income attributable to D&B	140.9	97.4	207.1	114.7	(381.5)
FINANCIAL POSITION
Cash and cash equivalents(1)	$442.4	$352.6	$228.2	$431.0	$145.6
Working capital(2)	41.3	(65.6)	(291.9)	(71.7)	(438.4)
Total assets	2,480.9	2,209.2	1,931.4	2,301.0	9,253.4
Current portion of long-term debt(3)	32.5	22.5	18.5	30.0	133.4
Long-term debt, net of current portion(4)	1,645.6	1,594.5	1,314.0	1,651.6	3,848.7
FINANCIAL AND OTHER DATA
EBITDA(5)	$458.4	$317.2	$351.2	$267.9	$540.4
Adjusted EBITDA(5)	541.8	517.4	327.3	326.8	541.0
Adjusted EBITDA less Capex and Other Intangibles(5)	479.7	457.2	283.6	277.9	484.1
Free Cash Flow Conversion Rate(5)	89%	88%	87%	85%	89%
Pro Forma Adjusted EBITDA(5)					747.0
Pro forma cash interest expense(6)					319.0
Pro forma total net debt(7)					3,978.4
Ratio of pro forma total net debt to Pro Forma Adjusted EBITDA					5.3	x
Ratio of Pro Forma Adjusted EBITDA to pro forma cash interest expense					2.3	x

(1)         We made certain payments in January 2019 for the U.S. non-qualified pension obligations upon a change in control, which will reduce our available cash and cash equivalents by approximately $200 million.

(2)         Working capital means current assets minus current liabilities.

(3)         Net of debt issuance costs of $10.6 million as of September 30, 2018 on a pro forma basis.

(4)         Net of debt issuance costs and discounts of $5.5 million and $7.8 million as of December 31, 2017 and 2016, respectively, $4.2 million and $6.0 million as of September 30, 2018 and 2017, respectively, and $131.3 million as of September 30, 2018 on a pro forma basis.

(5)         We present EBITDA, Adjusted EBITDA, Adjusted EBITDA less Capex and Other Intangibles, Free Cash Flow Conversion Rate and Pro Forma Adjusted EBITDA as supplemental measures of our performance. We define EBITDA as net income, plus net interest expense, income taxes and depreciation and amortization. We define Adjusted EBITDA and Pro Forma Adjusted EBITDA as EBITDA, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our core operations, which are itemized below. We define Adjusted EBITDA less Capex and Other Intangibles as Adjusted EBITDA as adjusted for capital expenditures and additions to computer software & other intangibles. We define Free Cash Flow Conversion Rate as Adjusted EBITDA less Capex and Other Intangibles divided by Adjusted EBITDA. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating these non-GAAP measures, you should be aware in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of these non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We present these non-GAAP measures because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. These measures are not measurements of financial performance under GAAP and have limitations as an analytical tool. Some of these limitations are:

•                  such measures do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•                  such measures do not reflect changes in, or cash requirements for, our working capital needs;

•                  such measures do not reflect the significant interest expense, or the cash requirements necessary to service interest payments, on our debts;

•                  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these measures do not reflect any cash requirements for such replacements;

•                  non-cash compensation is and will remain a key element of our overall long-term incentive compensation package, although we exclude it as an expense when evaluating our ongoing operating performance for a particular period;

•                  such measures do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and

•                  other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures.

Pro Forma Adjusted EBITDA is further adjusted to reflect certain cost savings anticipated to be achieved following the completion of the Merger. We present these adjustments as they are permitted as adjustments to “EBITDA” under the indentures that will govern the notes, and to enable investors to understand the covenants that will apply to us, and not as a projection of future results. We will be required to make significant cash expenditures to achieve such cost savings, and these cash costs are not reflected in Pro Forma Adjusted EBITDA. In addition, we will not fully realize such cost savings within 12 months of the completion of the Merger, and may not do so at all. Accordingly, you should not view our presentation of this adjustment as a projection that we will achieve these cost savings. Our ability to realize these anticipated savings is subject to significant uncertainties and you should not place undue reliance on the adjustments in evaluating our anticipated results. See “Risk Factors—Risk related to the Transactions—We may not realize any or all of our estimated cost savings, which would have a negative effect on our results of operations.”

Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for net earnings, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with GAAP.

The following table sets forth a reconciliation of net income to EBITDA, EBITDA to Adjusted EBITDA, and Adjusted EBITDA to Pro Forma Adjusted EBITDA less Capex and Other Intangibles and Free Cash Flow Conversion Rate:

					Pro forma
	Fiscal year ended December 31,		Nine months ended September 30,		Twelve months ended September 30,
(in millions)	2017	2016	2018	2017	2018
Net income (loss) attributable to D&B	$140.9	$97.4	$207.1	$114.7	$(381.5)
Interest expense, net	58.1	51.3	39.4	43.7	332.0
Income taxes	179.7	99.9	38.3	51.1	(38.0)
Depreciation and Amortization	79.7	68.6	66.4	58.4	627.9
EBITDA	$458.4	$317.2	$351.2	$267.9	$540.4
Net income (loss) attributable to non-controlling interest	4.1	5.0	4.9	4.5	4.5
Equity in net (income) loss of affiliates	(2.8)	(2.8)	(1.8)	(3.2)	(1.4)
ASC 606 Impact(a)	$—	$—	$(89.2)	$—	$(89.2)
Restructuring charges(b)	32.1	22.1	23.6	22.3	33.4
Stock-based compensation(c)	20.5	21.2	7.3	16.3	11.5
Other adjustments(d)	29.5	154.7	31.3	19.0	41.8
Adjusted EBITDA	$541.8	$517.4	$327.3	$326.8	$541.0
Cost savings(e)					206.0
Pro Forma Adjusted EBITDA					$747.0

(a)                                 The Company adopted ASC 606 beginning January 1, 2018 using the modified retrospective method instead of making adjustments to its comparative historical information. This adjustment is made to remove the $89.2 million impact that the adoption of ASC 606 had on the Company’s reported net income for the nine months ended September 30, 2018, in order to present the results for the 12 months ended September 30, 2018 in accordance with ASC 605.

(b)                                 Represents restructuring charges incurred as a result of eliminating, consolidating, standardizing and/or automating certain business functions and primarily consists of employee severance for terminated employees.

(c)                                  Represents non-cash stock-based compensation expenses.

(d)                                 Represents acquisition/divestiture costs, other non-operating income/(expenses), loss on disposal of business, one-time third party consulting costs, costs associated with the adoption of ASC 606, and certain other adjustments.

(e)                                  Represents an adjustment to reflect the annualized cost savings from certain operational cost improvements expected to be implemented within 12 months following the consummation of the Transactions. For a discussion of these cost savings, see “Summary—Our competitive strengths—Clearly defined value creation plan.” We present these adjustments as they are permitted as adjustments to “EBITDA” under the indenture that will govern the notes, and to enable investors to understand the covenants that will apply to us, and not as a projection of future results. We will be required to make significant cash expenditures to achieve such cost savings, and these cash costs are not reflected in Pro Forma Adjusted EBITDA. We expect to incur one-time costs of approximately $300 million to achieve these initiatives as well as other initiatives to accelerate growth. We will not fully realize such cost savings within 12 months of the completion of the Merger, and may not do so at all. Accordingly, you should not view our presentation of this adjustment as a projection that we will achieve these cost savings. Our ability to realize these anticipated savings is subject to significant uncertainties and you should not place undue reliance on the adjustments in evaluating our anticipated results. See “Risk Factors—Risk related to the Transactions—We may not realize any or all of our estimated cost savings, which would have a negative effect on our results of operations.”

The following table sets forth a reconciliation of Adjusted EBITDA to Adjusted EBITDA less Capex and Other Intangibles:

					Pro forma
	Fiscal year ended December 31,		Nine months ended September 30,		Twelve months ended September 30,
(in millions)	2017	2016	2018	2017	2018
Adjusted EBITDA	$541.8	$517.4	$327.3	$326.8	$541.0
Capital expenditures	(8.4)	(14.4)	(3.2)	(6.7)	(4.9)
Additions to computer software & other intangibles	(53.7)	(45.8)	(40.5)	(42.2)	(52.0)
Adjusted EBITDA less Capex and Other Intangibles	$479.7	$457.2	$283.6	$277.9	$484.1
Free Cash Flow Conversion Rate	89%	88%	87%	85%	89%

(6)                                 Calculated using the estimated cash interest expense related to the notes offered hereby and the New Senior Secured Credit Facilities for the first 12 months following the consummation of the Transactions. The interest expense reflects estimated interest rates to be effective upon closing of the Transactions at an assumed weighted average interest rate of 7.88%. A 0.125% increase in the expected rate of interest of our indebtedness would increase our annual interest expense by approximately $5 million.

(7)                                 Represents long term debt (including current portion but without giving effect to discount, fees or commission), on a pro forma basis, net of cash and cash equivalents.

RISK FACTORS

An investment in the notes involves a high degree of risk. You should carefully consider the risks described below and all of the information included in this offering memorandum before deciding whether to purchase the notes. Any of the following risks may materially and adversely affect our business, results of operations and financial condition. The risks and uncertainties described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business, results of operations and financial condition. In such a case, you may lose all or part of your original investment. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Special note regarding forward-looking statements” in this offering memorandum.

Risks related to the Transactions

While the Merger Agreement is in effect, we are subject to restrictions on our business activities.

While the Merger Agreement is in effect, we are subject to restrictions on our business activities, including, among other things, restrictions on our ability to acquire other businesses and assets, dispose of our assets, make investments, enter into certain contracts, repurchase or issue securities, pay dividends, make capital expenditures, take certain actions relating to intellectual property, amend our organizational documents and incur indebtedness. These restrictions could prevent us from pursuing strategic business opportunities, taking actions with respect to our business that we may consider advantageous and responding effectively and/or timely to competitive pressures and industry developments, and may as a result materially adversely affect our business, results of operations and financial condition.

We may need to recognize impairment charges related to goodwill, identified intangible assets and fixed assets.

We expect to have substantial balances of goodwill and identified intangible assets as a result of the Merger.  We are required to test goodwill and any other intangible assets with an indefinite life for possible impairment on the same date each year and on an interim basis if there are indicators of a possible impairment.  We are also required to evaluate amortizable intangible assets and fixed assets for impairment if there are indicators of a possible impairment.

There is significant judgment required in the analysis of a potential impairment of goodwill, identified intangible assets and fixed assets.  If, as a result of a general economic slowdown, deterioration in one or more of the markets in which we operate or impairment in our financial performance and/or future outlook, the estimated fair value of our long-lived assets decreases, we may determine that one or more of our long-lived assets is impaired.  An impairment charge would be determined based on the estimated fair value of the assets and any such impairment charge could have a material adverse effect on our business, financial condition and results of operations.

We may not realize any or all of our estimated cost savings, which would have a negative effect on our results of operations.

In connection with the Merger, we expect to realize certain cost savings. Any cost savings that we realize may differ materially from our estimates. The estimates contained herein are our current estimates, but they involve risks, uncertainties, assumptions and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such estimates. Our ability to realize the expected cost savings associated with the adjustments included or permitted by the indentures that will govern the notes and the credit agreement that will govern the New Senior Secured Credit Facilities to be included when calculating Pro Forma Adjusted EBITDA and other non-GAAP financial measures depends on factors beyond our control, such as operating difficulties, increased operating costs, competitors and customers, delays in implementing initiatives and general economic or industry conditions. We will be required to make significant cash expenditures to achieve such cost savings, and these cash costs are not reflected in Pro Forma Adjusted EBITDA. We cannot assure you that these cash expenditures to achieve such cost savings will not be higher than we anticipated. In addition, we will not fully realize such cost savings within 12 months of the completion of the Merger, and may not do so at all. Accordingly, you should not view our presentation of this adjustment in our Pro Forma Adjusted EBITDA as a projection that we will achieve these cost savings. Our ability to realize these anticipated savings is subject to significant uncertainties and you should not place undue reliance on the adjustments in evaluating our anticipated results.

In addition, any cost savings that we realize may be offset, in whole or in part, by reductions in revenues, or through increases in other expenses, including as a result of the actions we take.  For example, reducing sales, marketing and customer support could result in lower revenue and could lead to disruption of our operations, loss of or inability to recruit key personnel, decline in employee productivity, weakening of internal standards, controls or procedures, and impairment of key customer and supplier relationships. Our expected cost savings are subject to numerous risks and uncertainties that may change at any time. Our calculation of Pro Forma Adjusted EBITDA includes adjustments for estimated cost savings expected to be implemented. Although we believe these estimates and assumptions to be reasonable, investors should not place undue reliance upon the calculation of Pro Forma Adjusted EBITDA given how it is calculated and the possibility that the underlying estimates and assumptions may ultimately not reflect actual results. If our cost savings are less than our estimates or our cost savings initiatives adversely affect our business or cost more or take longer to implement than we project, or if our assumptions prove to be inaccurate, our results could be lower than we anticipate. As a result, our future performance may differ significantly from the pro forma combined financial information of the issuer set forth herein.

Further, no third party, including our independent auditor or any of the initial purchasers, has performed any assurance procedures or expressed an opinion with respect to these estimated cost savings, or their respective achievability. In addition, the indentures that will govern the notes and the credit agreement that will govern the New Senior Secured Credit Facilities permit us to adjust EBITDA for items that would not meet the standards for inclusion in pro forma financial statements under accounting regulations and the other SEC rules. Some of these adjustments may be considered to be too speculative to merit adjustment under accounting regulations; however, the indentures that will govern the notes and the credit agreement that will govern the New Senior Secured Credit Facilities would permit such adjustments for purposes of determining Pro Forma Adjusted EBITDA. As a result of these adjustments, we may be able to incur more debt or pay dividends or make other restricted payments in greater amounts than would otherwise be permitted without such adjustments.

Potential investors should regard the assumptions and projections with considerable caution and are urged to evaluate the potential for any assumption to deviate from those set out in “Summary—Summary Historical and Pro Forma Combined Financial Information.”

The Investor Group will control us, and the Investor Group’s interests may conflict with us or the holder of the notes in the future.

Following the consummation of the Merger, the Investor Group will collectively own all or substantially all of our Common Stock. In addition, the Investor Group will have the right to designate all of the members of our board of directors. As a result, the Investor Group will have control over our decisions to enter into any corporate transaction, regardless of whether the holders of notes believe that any such transactions are in their own best interests. For example, the Investor Group could cause us to make acquisitions that increase the amount of our indebtedness, including secured indebtedness, or to sell assets, which may impair our ability to make payments under the notes. In addition, to the extent permitted by the indentures that will govern the notes and the credit agreement that will govern our New Senior Secured Credit Facilities, the Investor Group may cause us to pay dividends rather than make capital expenditures or otherwise use our funds for the benefit of our business.

In addition, the Investor Group is in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. The Investor Group may vote in a manner so as to restrict us from expanding our business or entering into additional lines of business, which may be related to the current or future operations of these investments. Also, the Investor Group may pursue acquisitions that may be complementary with our business and, as a result, those acquisition opportunities may not be available to us. So long as the Investor Group continues to indirectly own a significant amount of the outstanding shares of our Common Stock, even if such amount is less than 50%, the Investor Group will continue to be able to strongly influence or effectively control our decisions.

Following the Transactions, our Chief Executive Officer and President will engage in other business activities and will not devote 100% of their professional time to D&B as a result.

Following the Transactions, our Chief Executive Officer, Anthony Jabbour, and President, Stephen Daffron, will also serve as the Chief Executive Officer of Black Knight and as the Co-Founder of Motive Partners, respectively. While we believe that this arrangement does not present a conflict of interest and that both Mr. Jabbour and Mr. Daffron possess adequate time to attend to our needs, it is anticipated that, for the foreseeable future, Mr. Jabbour and Mr. Daffron will devote a significant portion of their time to Black Knight and Motive Partners, respectively. It is possible that the demands on Mr. Jabbour and Mr. Daffron from other obligations could increase, with the result that they would no longer be able to devote sufficient time to the management of our business. The loss of Mr. Jabbour or Mr. Daffron, or their lack of full-time devotion to our Company, could negatively impact our business.

The pro forma financial statements included in this offering memorandum are presented for illustrative purposes only and may not be an indication of our financial condition or results of operations following consummation of the Transactions.

The unaudited pro forma combined consolidated financial statements contained in this offering memorandum are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of our actual financial condition or results of operations following consummation of the Transactions. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this offering memorandum. Our actual financial condition and results of operations following consummation of the Transactions may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma combined financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following consummation of the Transactions. Additionally, we anticipate incurring integration costs, which have not been reflected in the unaudited pro forma consolidated financial information presented in this offering memorandum. The Transactions may also give rise to unexpected liabilities and costs. See “Unaudited Pro Forma Combined Financial Information.”

Legal Proceedings

Ellis v. Dun and Bradstreet, U.S. District Court for the Central District of California, Case No. 2:18-cv-10077 MRW

On December 6, 2018, the Company was served with a complaint, captioned Dr. Jonathan C. Ellis v. Dun and Bradstreet, Inc. (the “Complaint”). The Complaint alleges that in or about April 2018, the Dun & Bradstreet report on Doheny Endosurgical Center, which is owned by the plaintiff, was updated to incorrectly include a reference to a Dr. Jonathon Ellis, who was charged with criminal activity relating to a minor. The Complaint contains two causes of action, libel per se and false light invasion of privacy, and seeks compensatory and punitive damages. Dun and Bradstreet filed its Answer to the Complaint on January 17, 2019, and the court has scheduled a case management conference for February 13, 2019. In accordance with ASC 450 Contingencies and based on settlement discussions, an appropriate reserve has been recorded in the Company’s books and records. The amount of such reserve is not material to the Company’s financial statements. Because the litigation is still in its early stages and discovery has not begun, we do not have sufficient information upon which to determine that any additional loss in connection with this matter is probable, reasonably possible or estimable.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The unaudited pro forma combined financial information for D&B and its subsidiaries set forth below gives effect to the Transactions. With respect to the financing transactions, the unaudited pro forma combined financial information is based on the assumption that D&B will incur $2,630 million of term loans under the New Term Loan Facility, issue $500 million of secured notes and $850 million of unsecured notes offered hereby, enter into a $400 million New Revolving Credit Facility and enter into a $200 million New Repatriation Bridge Facility (of which $144 million will be drawn) in connection with the Transactions.

The unaudited pro forma combined balance sheet as of September 30, 2018 reflects the Transactions as if each occurred on September 30, 2018. The unaudited pro forma combined statements of operations for the nine and twelve months ended September 30, 2018 reflect the Transactions as if each occurred on January 1, 2017.

The unaudited pro forma combined statement of operations data for the twelve months ended September 30, 2018 has been derived by taking the unaudited pro forma combined statement of operations data for the year ended December 31, 2017, adding the unaudited pro forma combined statement of operations data for the nine months ended September 30, 2018, and subtracting the unaudited pro forma combined statement of operations data for the nine months ended September 30, 2017.

The adjustments necessary to fairly present the unaudited pro forma combined financial information have been made based on available information and in the opinion of management are reasonable. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma financial information. The pro forma adjustments related to the Transactions are preliminary and changes to the estimated fair value of assets acquired and liabilities assumed may have a significant impact on the pro forma adjustments. A final valuation of assets acquired and liabilities assumed has not been completed and the completion of fair value determinations may result in changes in the values assigned to the assets acquired and liabilities assumed.

Changes to the preliminary estimates set forth herein may have a significant impact on the pro forma amounts of total assets, total liabilities and equity, depreciation and amortization expense, interest expense and income tax expense. The actual adjustments will be made as of the closing date of the Transactions and may differ from those reflected in the summary unaudited pro forma combined financial data presented below. Such differences may be material.

The unaudited pro forma combined financial information reflects the application of pro forma adjustments that are (1) directly attributable to the Transactions, (2) factually supportable and (3) in the case of the unaudited pro forma combined statements of operations, expected to have a continuing impact on D&B’s consolidated financial results. The unaudited pro forma financial information does not reflect any cost savings or synergies or associated costs to achieve such savings or synergies or other restructuring that may result from the Transactions.

The unaudited pro forma financial information is for illustrative purposes only and does not purport to represent what our financial position or results of operations actually would have been had the events noted above in fact occurred on the assumed dates or to project our financial position or results of operations for any future date or future period.

The Dun & Bradstreet Corporation
Unaudited Pro Forma Combined Balance Sheets
As of September 30, 2018

Dollar amounts in millions, except share data	Historical	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current Assets
Cash & Cash Equivalents	$228.2	$(82.6	)(1h)	145.6
Accounts Receivable, Net of Allowance of $13.6 at September 30, 2018	223.3			223.3
Other Current Receivables	6.3			6.3
Prepaid Taxes	2.6			2.6
Other Prepaids	39.7			39.7
Other Current Assets	4.6			4.6
Total Current Assets	504.7	(82.6)		422.1
Non-Current Assets
Property, Plant and Equipment, Net of Accumulated Depreciation of $64.9 at September 30, 2018	31.9			$31.9
Computer Software, Net of Accumulated Depreciation of $370.4 at September 30, 2018	135.1	(135.1	)(5)	1,964.0
		1,964.0	(5)
Goodwill	774.2	(774.2	)(5)	3,257.1
		3,257.1	(5)
Deferred Income Tax	39.5	(39.5	)(3)	—
Other Receivables	0.7			0.7
Other Intangibles	292.3	(292.3	)(5)	3,511.8
		3,511.8	(5)
Deferred Costs	93.0	(93.0	)(5)	—
Other Non-Current Assets	60.0	(3.2	)(2)	65.8
		9.0	(2a)
Total Non-Current Assets	1,426.7	7,404.6		8,831.3
Total Assets	$1,931.4	$7,322.0		$9,253.4
LIABILITIES
Current Liabilities
Accounts Payable	$35.0			$35.0
Accrued Payroll	97.5	(16.6	)(7)	80.9
Accrued Income Taxes	10.7	(10.7	)(3)	—
Short-Term Debt	18.5	114.9	(2)	133.4
Other Accrued and Current Liabilities	118.8	(4.0	)(5)	304.1
		(8.3	)(1f)
		197.6	(7e)
Short Term Deferred Revenue	516.1	(209.0	)(5a)	307.1
Total Current Liabilities	796.6	63.9		860.5
Pension and Postretirement Benefits	458.4	(262.0	)(7)	196.4
Long-Term Debt	1,314.0	2,534.7	(2)	3,848.7
Liabilities for Unrecognized Tax Benefits	3.2			3.2
Other Non-Current Liabilities	85.3	(7.6	)(6)	53.5
		(5.2	)(5a)
		(19.0	)(5)
Deferred Tax Liability	4.0	1,196.5	(3)	1,200.5
Total Liabilities	2,661.5	3,501.2		6,162.7
SHAREHOLDERS’ EQUITY
Series A Junior Participating Preferred Stock, $0.01 par value per share, 500,000 shares authorized, no shares outstanding	—			—
Preferred Stock, $0.01 par value per share, 9,500,000 shares authorized, no shares outstanding	—			—
Series Common Stock, $0.01 par value per share, 10,000,000 shares authorized, no shares outstanding	—			—
Common Stock, $.01 par value per share, 200,000,000 shares authorized, 81,945,520 shares issued	0.8	(0.8	)(9)	—
Capital Surplus	329.1	(329.1	)(9)	—
Parent Equity	—	3,075.9	(1i)	3,075.9
Retained Earnings	3,243.7	(3,243.7	)(4)	—
Treasury Stock, at cost, 44,814,277 shares at September 30, 2018	(3,312.3)	3,312.3	(9)	—
Accumulated Other Comprehensive Income	(1,006.2)	1,006.2	(9)	—
Total D&B Shareholders’ Equity (Deficit)	(744.9)	3,820.8		3,075.9
Non-Controlling Interest	14.8			14.8
Total Equity (Deficit)	(730.1)	3,820.8		3,090.7
Total Liabilities, Minority Interest and Shareholders’ Equity	$1,931.4	$7,322.0		$9,253.4

See accompanying notes to unaudited pro forma financial information.

The Dun & Bradstreet Corporation

Unaudited Pro Forma Combined Statements of Operations

For the Year Ended December 31, 2017

Amounts in millions	Historical	Pro Forma Adjustments		Pro Forma Combined
Revenue	$1,742.5			$1,742.5
Operating Expenses	574.7			574.7
Selling and Administrative Expenses	673.1			673.1
Depreciation and Amortization	79.7	549.0	(10)	628.7
Restructuring Charge	32.1			32.1
Operating Costs	1,359.6	549.0		1,908.6
Operating Income	382.9	(549.0)		(166.1)
Interest Income	1.6			1.6
Interest Expense	(59.7)	(301.7	)(10)	(361.4)
Other Income (Expense) - Net	(2.1)	(1.4	)(10)	(3.5)
Non-Operating Income (Expense) - Net	(60.2)	(303.1)		(363.3)
Income (Loss) Before Provision for Income Taxes and Equity in Net Income of Affiliates	322.7	(852.1)		(529.4)
Less: Provision for Income Taxes Expense (Benefit)	179.7	(213.0	)(11)	(33.3)
Equity in Net Income of Affiliates	2.8			2.8
Net Income (Loss) from Continuing Operations	145.8	(639.1)		(493.3)
Less: Net Income Attributable to the Noncontrolling Interest	(4.1)			(4.1)
Net Income (Loss) from Continuing Operations Attributable to Dun & Bradstreet	$141.7	$(639.1)		$(497.4)

See accompanying notes to unaudited pro forma financial information.

The Dun & Bradstreet Corporation

Unaudited Pro Forma Combined Statements of Operations

For the Nine Months Ended September 30, 2018

Amounts in millions	Historical	Pro Forma Adjustments		Pro Forma Combined
Revenue	$1,265.1			$1,265.1
Operating Expenses	420.4			420.4
Selling and Administrative Expenses	465.6			465.6
Depreciation and Amortization	66.4	404.6	(10)	471.0
Restructuring Charge	23.6			23.6
Operating Costs	976.0	404.6		1,380.6
Operating Income	289.1	(404.6)		(115.5)
Interest Income	1.5			1.5
Interest Expense	(40.9)	(203.6	)(10)	(244.5)
Other Income (Expense) - Net	(1.2)	(1.0	)(10)	(2.2)
Non-Operating Income (Expense) - Net	(40.6)	(204.6)		(245.2)
Income (Loss) Before Provision for Income Taxes and Equity in Net Income of Affiliates	248.5	(609.2)		(360.7)
Less: Provision for Income Taxes	38.3	(152.3	)(11)	(114.0)
Equity in Net Income of Affiliates	1.8			1.8
Net Income (Loss) from Continuing Operations	212.0	(456.9)		(244.9)
Less: Net Income Attributable to the Noncontrolling Interest	(4.9)			(4.9)
Net Income (Loss) from Continuing Operations Attributable to Dun & Bradstreet	$207.1	$(456.9)		$(249.8)

See accompanying notes to unaudited pro forma financial information.

The Dun & Bradstreet Corporation

Unaudited Pro Forma Combined Statements of Operations

For the Nine Months Ended September 30, 2017

Amounts in millions	Historical	Pro Forma Adjustments		Pro Forma Combined
Revenue	$1,215.5			$1,215.5
Operating Expenses	424.3			424.3
Selling and Administrative Expenses	498.0			498.0
Depreciation and Amortization	58.4	413.4	(10)	471.8
Restructuring Charge	22.3			22.3
Operating Costs	1,003.0	413.4		1,416.4
Operating Income	212.5	(413.4)		(200.9)
Interest Income	1.2			1.2
Interest Expense	(44.9)	(227.1	)(10)	(272.0)
Other Income (Expense) - Net	(0.9)	(1.0	)(10)	(1.9)
Non-Operating Income (Expense) - Net	(44.6)	(228.1)		(272.7)
Income (Loss) Before Provision for Income Taxes and Equity in Net Income of Affiliates	167.9	(641.5)		(473.6)
Less: Provision for Income Taxes	51.1	(160.4	)(11)	(109.3)
Equity in Net Income of Affiliates	3.2			3.2
Net Income (Loss) from Continuing Operations	120.0	(481.1)		(361.1)
Less: Net Income Attributable to the Noncontrolling Interest	(4.5)			(4.5)
Net Income (Loss) from Continuing Operations Attributable to Dun & Bradstreet	$115.5	$(481.1)		$(365.6)

See accompanying notes to unaudited pro forma financial information.

The Dun & Bradstreet Corporation

Unaudited Pro Forma Combined Statements of Operations

For the Twelve Months Ended September 30, 2018

Amounts in millions	Historical	Pro Forma Adjustments		Pro Forma Combined
Revenue	$1,792.1			$1,792.1
Operating Expenses	570.8			570.8
Selling and Administrative Expenses	640.7			640.7
Depreciation and Amortization	87.7	540.2	(10)	627.9
Restructuring Charge	33.4			33.4
Operating Costs	1,332.6	540.2		1,872.8
Operating Income	459.5	(540.2)		(80.7)
Interest Income	1.9			1.9
Interest Expense	(55.7)	(278.2	)(10)	(333.9)
Other Income (Expense) - Net	(2.4)	(1.4	)(10)	(3.8)
Non-Operating Income (Expense) - Net	(56.2)	(279.6)		(335.8)
Income (Loss) Before Provision for Income Taxes and Equity in Net Income of Affiliates	403.3	(819.8)		(416.5)
Less: Provision for Income Taxes	166.9	(204.9	)(11)	(38.0)
Equity in Net Income of Affiliates	1.4			1.4
Net Income (Loss) from Continuing Operations	237.8	(614.8)		(377.0)
Less: Net Income Attributable to the Noncontrolling Interest	(4.5)			(4.5)
Net Income (Loss) from Continuing Operations Attributable to Dun & Bradstreet	$233.3	$(614.8)		$(381.5)

See accompanying notes to unaudited pro forma financial information.

The Dun & Bradstreet Corporation

Notes to Unaudited Pro Forma Combined Financial Statements

Notes to unaudited pro forma combined balance sheets

The pro forma combined financial information has been derived by the application of pro forma adjustments to our historical financial statements as of September 30, 2018. Adjustments to the unaudited pro forma combined balance sheet are described in the notes below.

(1) The table below sets forth the estimated sources and uses of funds in connection with the Transactions, assuming they occurred on September 30, 2018. Actual amounts will vary from the estimated amounts shown below depending on several factors, including, among others, accrued interest on our indebtedness subsequent to September 30, 2018, changes made to the sources of the contemplated financings, the number of shares of our common stock and other equity awards outstanding on the closing date of the merger and differences from our estimated fees and expenses.

Sources	Amount (in millions)
New Senior Secured Credit Facilities:
New Repatriation Bridge Facility(a)	$144
New Term Loan Facility	2,630
Notes offered hereby:(b)
Secured Notes	500
Senior Notes	850
Preferred equity	1,050
Investor Group equity contribution(c)	2,045
Total sources	$7,219

Uses	Amount (in millions)
Equity purchase price(d)	$5,431
Refinance existing debt, net of cash(e)	1,270
Partial pension repayment(f)	114
Fees, original issue discount, expenses and costs(g)	404
Total uses	$7,219

(a)                                 We expect the New Repatriation Bridge Facility to provide for up to $200 million of extensions of credit outstanding at any time, which will mature 364 days after the closing of our New Senior Secured Credit Facilities and shall have no amortization. On the closing date of the Merger, we expect to draw $144 million under the New Repatriation Bridge Facility to finance the Transactions.

(b)                                 Represents the aggregate principal amount of the notes offered hereby and does not reflect the initial purchasers’ discount, fees or commissions.

(c)                                  Represents cash equity contributions committed to be made by the Investor Group.

(d)                                 Represents cash paid to consummate the Merger totaling $5,431 million, based on a $145 price per share, for approximately 37.5 million issued and outstanding shares of D&B Common Stock, 55,200 shares of D&B Common Stock issuable upon the exercise of stock options at a weighted average exercise price of $84.15, and 274,700 shares of D&B Common Stock subject to D&B restricted stock units or performance stock units.

(e)                                  Represents the repayment in full of all outstanding indebtedness under the Existing Credit Facilities and the redemption in full of the Existing Notes, net of cash on the balance sheet. The settlement of the existing debt is assumed to be accounted for as a debt extinguishment in accordance with ASC 470-50, “Debt — Modification and Extinguishments.” The following table reflects the settlement of the existing debt:

Amounts in millions
Current portion of debt		$18.5
Long term debt - net of unamortized debt issuance costs and discount	$1,314.0
Unamortized debt issuance costs and discount	4.2
Total long-term portion of debt		1,318.2
Accrued interest expense on existing debt		8.3
Less: Existing cash		(75.0)
Total use of cash to settle existing debt		$1,270.0

(f)                                   Represents partial settlement payment for the U.S. non-qualified pension obligations upon change in control at closing.

(g)                                  Represents estimated fees, costs and expenses associated with the Transactions, including amounts payable under the Merger Agreement and any fees and expenses incurred in connection therewith, customary breakage costs and accrued and unpaid interest with respect to the Existing Credit Facilities, original issue discount on the New Term Loan Facility, redemption premiums and accrued and unpaid interest and other expenses in connection with the redemption of the Existing Notes, initial purchaser discounts and commissions, underwriting, placement and other financing fees, advisory fees and other transactional costs and professional fees and expenses. The following table sets forth estimated financing and broker’s fee in connection with the Transactions:

Amounts in millions
Broker’s success fee	$44.0
Debt issuance fee	111.4
Original issue discount	39.5
Equity syndication fee	19.1
Other transaction fees	184.0
Early payment penalty for the existing debt	6.0
Total fees and expenses	404.0
Less: Deferred and capitalized fees and expenses	(170.0)
Non-Deferred fees and expenses	234.0
Tax impact (25%)	(55.8)
Net income impact	$178.2

(h)                                 Decrease in cash was due to use of existing cash for partial settlement of existing debt (see note (e)) and obligations under deferred compensation plan for $75 million and $7.6 million, respectively, at September 30, 2018.

(i)                                     The following reflects net parent equity:

Amounts in millions
Parent equity per sources of funds	$3,095.0
Less: Equity syndication fees	(19.1)
Net Parent equity	$3,075.9

(2) The following table sets forth changes in debt balances resulting from the Transactions:

Amounts in millions
Settlement of existing debt - long term portion	$(1,318.2)
Write off of existing unamortized debt issuance costs	4.2
Issuance of new debt	3,980.0
Deferred long term debt issuance costs & original issue discount	(131.3)
Net increase of long-term debt	2,534.7
Settlement of existing debt - short term portion	(18.5)
Issuance of new debt - short-term	144.0
Deferred debt issuance costs - short term	(10.6)
Net increase in short-term debt	114.9
Write off of unamortized deferred issuance costs related to the existing credit revolver	3.2
Tax effect of the write-off of the existing unamortized debt issuance costs	$(1.9)

(a)                                 $9 million of debt issuance costs related to the credit revolver facility classified as an other long-term asset.

(3) The following table sets forth tax effects resulting from the Transactions:

Amounts in millions
Tax effect of stock-based compensation resulting from acceleration of vesting	$(4.2	)(8)
Tax effect due to the settlement of U.S. Non-Qualified Pension Plans	(69.7	)(7a)
Reclassification to deferred tax liability position	(99.8)
Tax benefit due to the settlement of U.S. Non-Qualified Pension Plans	77.9	(7a)
Tax benefit of stock-based compensation resulting from acceleration of vesting	11.2	(8)
Tax benefit associated with transaction fees	55.8	(1h)
Reclassification from accrued income taxes	(10.7)
Net decrease of deferred tax asset	39.5
Tax effect of intangible assets step-up and deferred revenue write down	1,298.2
Tax effect of the write-off of the existing unamortized debt issuance costs	(1.9)
Reclassifications from deferred tax asset	(99.8)
Net increase of deferred tax liability	$1,196.5

(4) The following table sets forth changes to retained earnings resulting from the Transactions:

Amounts in millions
Reduction to net income due to the settlement of U.S. Non-Qualified Pension Plans	$120.4	(7)
Reduction to net income resulting from acceleration of vesting related to stock-based awards	9.1	(8)
Reduction to net income associated with transaction fees	178.2	(1h)
Reduction to net income resulting from the write off of existing unamortized debt issuance costs	5.5	(2)
Total reduction to net income resulting from the Transactions	313.2
Elimination of retained earnings	2,930.5
Total reduction to retained earnings	$3,243.7

(5) The pro forma purchase price allocated below has been developed based on preliminary estimates. The final acquisition accounting adjustments may be materially different from the pro forma adjustments presented in this offering memorandum. The following table sets forth the preliminary purchase price allocation:

Amounts in millions
Merger consideration			$5,431.0	(1d)
Adjustments to equity as a result of the transaction(4)(7)(8)			201.5
Total purchase price to be allocated			$5,632.5
Add existing intangible assets:
Computer software	$135.1
Other intangible assets	292.3
Write off of capitalized commissions	93.0
Write off of deferred rent - short term	(19.0)
Write off of deferred rent - long term	(4.0)
Existing goodwill	$774.2
Total existing intangible assets and fair value adjustments			$1,271.6
Less historical net book value			730.1
Less new intangible assets and fair value adjustments recognized:
Computer software	$(1,964.0)
Other intangibles	(3,511.8)
Write down of deferred revenue	(214.2	)(a)
Non-Controlling interest	14.8
Net Deferred tax liability adjustment associated with intangible assets step up	1,298.1	(b)
			(4,377.1)
Goodwill recognized			$3,257.1

(a) Write down of deferred revenue is comprised of the following:
Short-term portion	$209.0
Long-term portion	5.2
Total deferred revenue write down	$214.2

(b) A statutory tax rate of 25% was applied to the above net fair value adjustments except goodwill.

(6) Represents settlement of deferred compensation of $7.6 million due to change in control.

(7) The following tables sets forth the settlement of U.S. Non-Qualified pension plans upon change of control:

Amounts in millions
Settlement payment	$311.6
Removal of pension obligation - long term	(262.0)
Removal of pension obligation - short term	(16.6	)(d)
Removal of unrecognized loss (gain) in accumulated other comprehensive income	127.5
Settlement charge before tax	160.5
Tax expense (benefit)	(40.1	)(a)
Settlement charge- net of tax	$120.4

(a) The net tax impact is comprised of the following:
Tax expense (benefit) of pension settlement payment	$(77.9	)(b)
Adjustment to other comprehensive income related to tax effect of the recognized actuarial loss	(31.9	)(c)
Reversal of historical deferred tax asset associated with settled obligations	69.7
Net tax benefit due to settlement of U.S. Non-Qualified pension obligations	$(40.1)

(b) A statutory tax rate of 25% was applied to the settlement payment.

(c) A statutory tax rate of 25% was applied to the write-off of unrecognized actuarial loss included in accumulated other comprehensive income.

(d) Pension obligation was removed assuming the liability was paid and settled upon change in control on the Transactions closing date.

(e) Reconciliation for expected settlement for the U.S. non-qualified plans:

Amounts in millions
Total expected pension settlements	$311.6
Less: Expected settlements due to change in control at close	114.0
Payments distributed in January 2019	$197.6

(8) The following table sets forth the other impact of acceleration vesting of equity-based award upon close of the Transactions and change of control:

Amounts in millions
Expense associated with acceleration of outstanding equity-based award shares - Pretax	$16.1
Adjustment of deferred tax asset associated with vested shares	4.2
Tax deduction - expense(benefit)	(11.2)
Total	$9.1

(9) The following table sets forth changes in other equity balances:

Amounts in millions
The effect of accelerating vesting for equity-based awards due to change in control	$16.1	(8)
Elimination of capital surplus historical balance	(345.2)
Total reduction of capital surplus resulting from the Transactions	(329.1)
Recognition of actuarial loss due to settlement of U.S. Non-Qualified pension plans - pretax	127.5	(7)
Tax impact	(31.9	)(7a)
Elimination of other comprehensive income historical balance	910.6
Total reduction of other comprehensive income resulting from the Transactions	1,006.2
Elimination of common stock historical balance	(0.8)
Elimination of treasury stock historical balance	$3,312.3

Notes to unaudited pro forma combined statements of income

Adjustments to the unaudited pro forma combined statements of operations are described in the notes below.

(10) The following table sets forth the incremental expenses resulting from the Transactions:

	For the year ended December	For the nine months ended September 30,		For the twelve months ended September
Amounts in millions	31, 2017	2018	2017	30, 2018
Total interest expense and amortization of deferred bank fees for the New Senior Secured Credit Facilities and the notes offered hereby (a)	$348.0	$244.5	$261.0	$331.5

Removal of historical interest expense(b)	(46.3)	(40.9)	(33.9)	(53.3)
Total incremental interest expense	301.7	203.6	227.1	278.2
Amortization of deferred revolver fee	1.8	1.4	1.4	1.8
Removal of amortization of existing credit facility fee	(0.4)	(0.4)	(0.4)	(0.4)
Total incremental amortization of revolver fee	$1.4	$1.0	$1.0	$1.4

(a)                                 Interest expense was calculated using a weighted average rate of 7.88% for the New Senior Secured Credit Facilities and the notes offered hereby. A 0.125% change in weighted average interest rate would increase/(decrease) pro forma annual cash interest expense on the aggregate indebtedness at the closing of the Transactions by approximately $5 million.

(b)                                 Historical interest expense for the year ended December 31, 2017 and for the nine months ended September 30, 2017 has been reduced by $13.4 million and $10.9 million, respectively, related to the $450 million of notes paid off in December 2017.

The following table sets forth the total incremental amortization for intangible assets:

	Estimated useful life	Fair	For the year ended December	For the nine months ended September 30,		For the twelve months ended September
Dollar amounts in millions	(year)	value	31, 2017	2018	2017	30, 2018
Computer software - short-lived	3	$828.0	$276.0	$207.0	$207.0	$276.0
Computer software - medium-lived	5	984.0	196.8	147.6	147.6	196.8
Computer software - long-lived	8	152.0	19.0	14.3	14.3	19.0
Total computer software		1,964.0	491.8	368.9	368.9	491.8
Database content	20	1,879.0	94.0	70.5	70.5	94.0
Customer relationships	23	706.0	30.7	23.0	23.0	30.7
Trademarks	Indefinite	926.8	—	—	—	—
Total other intangibles		3,511.8	124.7	93.5	93.5	124.7
		5,475.8	616.5	462.4	462.4	616.5
Removal of amortization of existing intangible assets			(67.5)	(57.8)	(49.0)	(76.3)
Total incremental amortization for intangible assets			$549.0	$404.6	$413.4	$540.2

(11) A statutory tax rate of 25% was applied to all pro-forma income statement adjustments.